Contact:	Craig Bald	NEWS RELEASE
	(262) 369-8163	For Immediate Release

THE MIDDLETON DOLL COMPANY ANNOUNCES
FINAL RESULTS OF SELF-TENDER OFFER

        Hartland, Wisconsin, September 19, 2007 – The Middleton Doll Company (OTCBB: DOLL.OB) announced today the final results of its tender offer to repurchase shares of its Adjustable Rate Cumulative Preferred Stock, Series A, par value $0.01 per share (preferred stock). The tender offer expired at 5:00 p.m., Eastern time, on Thursday, September 13, 2007 (expiration date).

        Based on the final count by LaSalle Bank National Association, the depositary for the tender offer, 38,827 shares of preferred stock were properly tendered and not withdrawn. This number is less than the 300,000 shares the company had offered to purchase. So, the company will purchase all 38,827 shares of preferred stock at $14.00 per share. The company expects that payment of all shares purchased will be made on September 21, 2007

        The tender offer, which began on August 15, 2007, was conducted by the company to redeem shares of preferred stock in advance of July 1, 2008, when the company will be obligated to redeem all of its then outstanding preferred stock. Under the terms of the tender offer, the company offered to purchase up to 300,000 shares of its preferred stock at a price of $14.00 per share. Based on the final results, the value of the 38,827 shares to be purchased will be $543,578. The final number of shares to be purchased represents 9.37 percent of the company’s 414,617 shares of preferred stock outstanding on September 13, 2007.

        Any questions with regard to the tender offer may be directed to Georgeson Inc., the information agent, at 866-233-7772.

        The company may, in the future, purchase additional shares of its preferred stock, although the company and its affiliates are prohibited from purchasing shares until at least ten business days after September 13, 2007.

        The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company’s consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home decor products that are sold to major national retailers. The company’s financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; the company’s ability to provide the necessary cash to meet operating and working capital requirements beyond 2007; and the ability of the company to provide the necessary cash to continue to pay dividends on the preferred stock and to redeem the outstanding preferred stock.

The Middleton Doll Company news releases
are available on-line 24 hours a day at:
http://www.middletondollcompany.com

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